Exhibit 10.21

RETIREMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Retirement Agreement and Release of All Claims (the “Agreement”) is entered into by and between WILLIAM E. HUGHES (referred to herein as “you” or the “Executive”) and MARCUS & MILLICHAP, INC., a Delaware corporation (the “Company”). The Executive and the Company hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Executive previously served as the Company’s Senior Vice President and head of Marcus & Millichap Capital Corporation (“MMCC”);

WHEREAS, the Executive will retire effective as of March 31, 2018, unless the parties hereto mutually agree in writing that it is advisable to modify the Executive’s retirement date (the “Retirement Date”);

WHEREAS, the Parties agreed that the Executive will provide consulting services (the “Consulting Services”), which will commence as of the Retirement Date and that are anticipated to end on April 1, 2019 , subject to Section 4 (b) (i) below, (the period from the Retirement Date to the actual date that the Executive ceases to provide Consulting Services is referred to herein as the “Consulting Period”), unless the parties hereto mutually agree in writing that it is advisable to modify the end of the Consulting Period;

WHEREAS, the Company previously granted the Executive 175,336 Deferred Stock Units (the “DSU Award”), pursuant to the Deferred Stock Unit Award Agreement dated November 5, 2013 (the “DSU Award Agreement”);

WHEREAS, on November 4, 2013, the Company and the Executive entered into four (4) separate Amendment, Restatement and Freezing of Stock Appreciation Rights Agreements (the “SAR Agreements”) that provide for deferred compensation payable to the Executive in the aggregate amount of $713,716.00 as of December 31, 2017, (the amount subject to the SAR Agreements, the “SAR Account Balance”), all of which is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (“Section 409A”);

WHEREAS, on November 4, 2013, the Company and the Executive entered into a Sale Restriction Agreement (the “Sale Restriction Agreement”) whereby Executive agreed to restrictions on his ability to sell certain shares of common stock of the Company that he held as of such date (the “Restricted Shares”), which such sale restriction lapses over time as set forth in the Sale Restriction Agreement; and,

WHEREAS, the Parties desire to formalize the terms and conditions related to Executive’s retirement and his provision of Consulting Services following his retirement, in each case, pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

AGREEMENT

1. Executive’s Retirement.

(a) The Executive shall resign his current position and active employment with the Company effective as of the Retirement Date and thereafter will become a paid consultant of the Company as of the day immediately following his retirement with the Company. The Executive understands that effective as of the Retirement Date, the Executive will cease to be an officer of the Company, but that he will be provided access to non-public Company financial or operational information. It is acknowledged that the Executive shall adhere to the Company’s stock blackout rules which are made known to the Executive through the Consulting Period , but that the Company stock sale guidelines will be inapplicable to the Executive upon his resignation as an officer and employee. Notwithstanding the foregoing, the Executive’s trading in Company stock shall be governed by rules and regulations prohibiting or limiting stock trades on material information regarding the Company which has not been disclosed to the public.

(b) Effective as of the Retirement Date, the Executive will cease to be an employee of, or have any connection with, or claims against the Company (except for payments or benefits due hereunder). The Executive’s right to participate in the employee benefits offered by the Company shall cease on the Retirement Date, except as set forth herein or as required by applicable law.

(c) Additionally, effective as of the Retirement Date, the Executive resigns as an officer and/or a member of the Board of Directors of any of the Company’s subsidiaries, including without limitation MMCC.

2. Accrued Benefits. As of the Retirement Date, Executive shall be paid all of the Executive’s salary, all incentive or bonus payments (including without limitation payment under the 2017 incentive program or any other incentive programs or commitments), all accrued, but unused, vacation and all other wages earned through the Retirement Date, less all applicable withholdings and required deductions. The Executive agrees that as of the Retirement Date, the Executive has been paid all compensation or incentive payments due the Executive as of the Retirement Date by virtue of the Executive’s employment, in keeping with the Company’s policy and practice, except any payments or rights pursuant to this Agreement that will be paid following the Retirement Date.

3. Restrictive Covenants. Section 7 of the SAR Agreements, as applicable, and Section 5 of the Sale Restriction Agreement contain certain restrictive covenants applicable to the Executive (the “Restrictive Covenants”), which shall remain in full force and effect. For purposes of applying the Restrictive Covenants, the three (3) year period described in the Restrictive Covenants shall commence after the end of the Consulting Services.

4. Retirement Benefits; Consideration. If the Executive timely signs and does not revoke this Agreement, continues to comply with the Restrictive Covenants and complies with this Agreement, he will be eligible for the benefits set forth below in consideration of his Consulting Services, cooperation with the Company and release of claims in favor of the Company, as describe in Section 5 below (the “Release”):

(a) Retirement Benefits. The Executive will be entitled to the following retirement benefits:

(i) The Company will provide the Executive with the continued use of the Company’s leased automobile currently in his possession until June 23, 2018, which is the termination date of the existing lease of the automobile currently in the Executive’s possession. During this period the Company will continue to cover the insurance, maintenance and fuel costs associated with the leased automobile, on the same basis as was applicable for Executive prior to the Retirement Date. After the termination of the existing lease of the automobile used by the Executive, the Company shall have no further obligation to provide a leased automobile (and associated insurance and fuel costs) to the Executive, although the Company shall pay the Executive a transportation allowance of One Thousand Dollars ($1,000) per month during the Consulting Period to cover all automobile costs, including the costs of an automobile, insurance, and, maintenance. The Company will reimburse the Executive for fuel and parking costs incurred in connection hereunder;

(ii) Until the termination of the Consulting Period, the Company will at its cost provide suitable office space at MMCC’s Newport Beach office and secretarial support; and,

(iii) As of the date the Executive is no longer a Company employee, he will be eligible for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), subject to timely election by the Executive, the Company will reimburse the Executive for, or pay on his behalf, the full amount of the COBRA premiums for such coverage for the Executive and the Executive’s covered dependents during the Consulting Period; provided, however, notwithstanding any other provision of this Agreement, Executive shall be entitled to exercise his statutorily mandated rights to elect and receive COBRA coverage, as required by applicable law.

(b) Post-Retirement Consulting.

(i) Consulting Services (“Consulting Agreement”). The Executive agrees that during the Consulting Period, the Executive shall provide Consulting Services as reasonably requested by the Company, through, and only through, its Chief Executive Officer (CEO) or any other person designated by the CEO. Subject to the express provisions of this Agreement, the Company shall exercise reasonable efforts to schedule any services or assistance requested and the Executive shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner, notwithstanding his personal and other business commitments. The Consulting Agreement may be terminated by the Company at any time with thirty (30) days’ notice (subject to a 30 day opportunity to cure) to the Executive if the Executive either (a) breaches any other provision of this Agreement, or (b) refuses to, fails to fulfill his consulting obligations hereunder within a reasonable time period requested by the CEO, including, without limitation, by reason of resignation, or (c) refuses or fails to appropriately support the CEO in the Company’s and MMCC’s lawful business activities pursuant to the other terms of this Agreement, including without limitation providing work product hereunder which is deemed by the CEO to be of little use or of poor quality. If the Consulting Agreement terminates for the above reasons, the Consulting Period shall similarly end on the date of the termination of the Consulting Agreement for all purposes hereunder. The Consulting Period and the terms and compensation of the Consulting Agreement may be amended upon the mutual written agreement of the parties hereto which is formalized in a fully executed Amendment to this Agreement. This Agreement shall not be extended by implication or otherwise without such written Amendment executed by the parties hereto.

(ii) Consulting Services Compensation. During the Consulting Period, the Executive shall be paid a monthly consulting fee of $34,000 for the first ninety (90) days and $29,000 per month thereafter for the remainder of the Consulting Period, which will be paid in arrears on the last day of each month during the Consulting Period, following the submission of a written invoice detailing the work performed during the month. The Company shall pay the consulting fee on a monthly basis through the remaining balance of the term if the Consulting Agreement is terminated pursuant to Section 4 (b) (i) (b) or (c) below or if the Company chooses not to utilize the Executive in a consulting capacity without good cause or reason. The consulting fee shall not be due and payable if the termination is pursuant to section 4 (b) (i) (a) above. In the event that the commencement of the Consulting Period is delayed for a period of sixty (60) days beyond April 1, 2018, then both parties hereto will discuss and mutually agree upon whether and by what amount Executive should be entitled to additional compensation as an employee during such additional employment period.

(iii) Time Commitment. The parties intend that the Executive work on assignments designated by the CEO, or a Company executive designated by the CEO, in an amount approximating 40 hours per week for no more than the first thirty (30) days of this Agreement, and thereafter for the balance of the Consulting Period no more than 60 hours per month. It is anticipated that the consulting work will include assignments related to retention of the top twenty MMCC producers, assisting in the transition to new MMCC leadership, facilitating positive relationships with the new and existing MMCC leadership, attending Company events, and assisting with the acquisition and integration of teams or entities acquired by the Company, including MMCC. At any point during the Consulting Period that the Parties agree that the Executive will provide less than 34 hours of Consulting Services per month during the remainder of the Consulting Period, the Executive will be deemed to have incurred a “separation from service” within the meaning of Section 409A as of the beginning of the first month in which the Executive provides less than thirty-four hours of Consulting Services (the “Section 409A Separation Date”). It is acknowledged that during the projected term of the Consulting Agreement, the Executive shall be entitled to take up to four weeks leave which shall not be considered a reduction in service impacting a determination under Section 409 A.

The Section 409A Separation Date shall be the separation from service or termination of employment date under the SAR Agreements and the DSU Award Agreement with respect to any “nonqualified deferred compensation,” within the meaning of Section 409A, payable to the Executive thereunder.

(iv) Reimbursement of Consulting Expenses. Pursuant to and in accordance with the Company expense policies then in effect, the Company shall promptly reimburse the Executive, upon receipt of reasonable documentation, for all out-of-pocket expenses necessarily incurred by the Executive, including reasonable expenses for travel and accommodations (but, in each case, only to the extent that the Executive has been requested or authorized, in accordance with the terms hereof, to incur such expenses in relation to his consulting responsibilities) for the purpose of providing any Consulting Services required under this Section 4(b). In connection with Consulting Services rendered hereunder, first class or business airfare is acceptable for flights over three hours in duration.

(v) Status as a Consultant. The Executive will not be treated as an employee of the Company for any purpose with respect to such Consulting Services, including for purposes of any of the Company’s benefit plans.

(vi) Non-Competition/Non-Solicitation.

(a) During the Consulting Period, the Executive shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, owner, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Business of the Company or the Company’s subsidiaries (the “Non- Compete Covenant”). For purposes of this Agreement, the Business of the Company means the brokerage of and/or providing other advisory services for real estate investment sales or the brokerage or origination of loans secured by real estate in North America. The Parties agree that this restrictive covenant is reasonably necessary and vital to protect Company’s legitimate business interests, including the protection of Company’s trade secrets, proprietary and confidential information, substantial business relationships, customer and client goodwill throughout the geographic territory where Company and its subsidiaries transact business, and the extraordinary training which Executive received and which Executive provided to Company’s officers, employees and agents during the scope of Executive’s employment with Company.

(b) During the Consulting Period, and for a period of three years after the termination of the Consulting Period, Executive agrees not to solicit any officer, director, shareholder, employee, broker, salesman, customer, supplier, vendor, or service-provider of the Company or any of its affiliates or subsidiaries, to alter or terminate their employment, or contractual or business relationship, as applicable, with the Company and/or its affiliates or subsidiaries for any reason or otherwise interfere with any employment or contractual relationships of the Company or its affiliates or subsidiaries. Executive further agrees not to induce, cause or solicit any officer, director, shareholder, employee, broker, salesman, customer, supplier, vendor, or service-provider to dissociate from of Company or its affiliates or subsidiaries for the purpose of joining a business competitive to Company or its affiliates or subsidiaries.

(c) Covenants Independent. Each restrictive covenant on the part of the Executive set forth in this Agreement shall be construed as a covenant independent of any other covenant or provisions of this Agreement or any other agreement which the Executive and the Company, and the existence of any claim or cause of action by the Executive against the Company, whether predicated upon another covenant or provision of the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any restriction or restraint set forth herein.

(d) Executive recognizes and agrees that the Company will suffer irreparable harm in the event that Executive violates any of the provisions of this Section 4. Accordingly, Executive agrees that Company will have the right to obtain an immediate injunction against any breach or threatened breach of this Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach. Executive hereby waives to the fullest extent permitted by law any requirement for the posting of a bond or other security in connection with the granting to Company of such injunctive.

(vii) Confidentiality; Invention Assignment. Coincident with the execution of this Agreement, the Executive shall execute a new Confidentiality and Non-Disclosure Agreement (the “Consulting Confidentiality Agreement”) to cover the Consulting Period.

(viii) SEC Matters. The Company acknowledges that upon the Executive’s resignation as an officer and employee Executive shall not be subject to the Company’s stock ownership or stock sale guidelines; provided, however, the Executive acknowledge that he will remain subject to any blackout or window trading periods following the Retirement Date if it is determined that the Executive is receiving non-public information regarding the Company’s financial results or other material non-public information.

(ix) Mutual Indemnification.

(1) The Executive agrees to indemnify and hold harmless the Company and its Affiliates (as defined below), and their respective officers, directors, employees and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses and liabilities arising out of, or in connection any activity contemplated by the Consulting Agreement, or any other services rendered in connection therewith that have resulted directly from the Executive’s gross negligence, intentional misrepresentation(s), conflict of interest or willful misconduct.

(2) The Company agrees to indemnify and hold harmless the Executive from and against any and all losses, claims, damages, expenses and liabilities arising out of, or in connection any activity contemplated by the Consulting Agreement, or any other services rendered in connection therewith, except for losses, claims, damages, expenses or liabilities that have resulted directly from the Executive’s gross negligence, intentional misrepresentation(s), conflict of interest or willful misconduct.

(3) Neither the Company nor Executive shall be obligated to indemnify and hold harmless the other party for any claims or demands relating to Section 409 A.

(c) SAR Agreements. As of the date hereof, the entire amount of the SAR Account Balance, as adjusted for earnings and a FICA adjustment, is subject to the requirements of Section 409A (the “Non-Grandfathered SAR Amount”). Pursuant to the SAR Award Agreements, the Non-Grandfathered SAR Amount will be distributed to the Executive in ten (10) annual installments. On a date determined by the Company within thirty (30) days of the end of the calendar year including the Executive’s Section 409A Separation Date (the “Non- Grandfathered SAR Initial Payment Date”), the Company shall calculate the amount of the first payment to the Executive, an amount equal to ten percent (10%) of the Non-Grandfathered SAR Amount as of the Non-Grandfathered SAR Initial Payment Date ; provided that such payment shall not be made until the date that is six (6) months and one (1) day after the Section 409A Separation Date if the Executive is a “specified employee” on such Separation Date as determined by the Company. By each of the nine (9) anniversaries of the Non-Grandfathered SAR Initial Payment Date, an additional payment will be made to the Executive equal to (x) the value of the Non-Grandfather SAR Amount, as adjusted for earnings, on the payment date divided by (y) the number of remaining installment payments. The undistributed Non-Grandfathered SAR Amount will continue to be credited with earnings pursuant to the SAR Award Agreements.

(d) Sale Restriction Agreement. Pursuant to the terms of the Sale Restriction Agreement, twenty percent (20%) of the Restricted Shares are released from the Sale Restriction (as defined in the Sale Restriction Agreement) on each anniversary of November 4, 2013, subject to the Executive’s continued service to the Company. The following shall apply to the release of the Sale Restriction with respect to the Restricted Shares:

(i) Eighty percent (80%) of the Restricted Shares have been released from the Sale Restriction as of the date hereof.

(ii) An additional twenty percent (20%) of the Restricted Shares will be released from the Sale Restriction on the remaining anniversary (i.e., November 4, 2018).

(iii) If the Executive violates the Non-Compete Covenant prior to the last release date on November 4, 2018, then the portion of the Restricted Shares that have not been released as of the date of such violation will be delayed and not released from the Sale Restriction until the fifth anniversary of the date you cease to provide services to the Company.

(e) DSU Award. Pursuant to the terms of the DSU Award Agreement, twenty percent (20%) of the Deferred Stock Units subject to the DSU Award are settled on each anniversary of November 5, 2013, subject to the Executive’s continued service to the Company.

The following shall apply to the settlement of the Deferred Stock Units subject to the DSU Award:

(i) Eighty percent (80%) of the Deferred Stock Units subject to the DSU Award have been settled as of the date hereof.

(ii) As long as a Section 409 A Separation Date has not taken place, an additional twenty percent (20%) of the Deferred Stock Units subject to the DSU Award will be settled on the remaining scheduled settlement date under the DSU Award Agreement (i.e., November 5, 2018).

(iii) On the fifth (5th) anniversary of Section 409A Separation Date, all Deferred Stock Units not previously settled in accordance with the DSU Agreement and this Agreement will be settled.

5. General Releases and Waivers of Claims.

(a) General Release. Except as otherwise provided in Section 5(c), in return for the consideration set forth in Section 4 above, the Executive, on behalf of himself, as well as the William E. Hughes Jr. Revocable Trust dated August 26, 2005, the Executive’s heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, freely and voluntarily hereby waives and releases the Company and MMCC, and each of its past, present and future officers, directors, shareholders, the employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers and affiliates (and each of their respective beneficiaries, successors, representatives and assigns) and all persons acting in concert with them (collectively, “Affiliates”) from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, including without limitation, any claims as an officer, director or owner of equity in the Company, whether based on tort, statute, contract, indemnity, rescission or any other theory of recovery, and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Company and/or its Affiliates, including without limitation claims which may have arisen or may in the future arise in connection with any event that occurred on or before the date of the Executive’s execution of this Release.

These claims include but are not limited to claims arising under federal, state and local statutory or common law, including, but not limited to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the United States Constitution, the California Fair Employment and Housing Act, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, Cal. Lab. Code §§ 1197.5(a), 1199.5;

the Moore-Brown-Roberti Family Rights Act of 1991, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq,; the California Labor Code; the California Constitution, and similar county, city and/or local ordinances that prohibit discrimination in employment based on protected classes (i.e., race. Color, national origin, disability, ancestry, religion, marital status, or gender); Nothing herein shall be construed to impede the Executive from communicating directly with, cooperating with or providing information to any government regulator.

(b) Unknown Claims. The Executive expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. The Executive makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims, and therefore specifically waives his rights under Section 1542 of the Civil Code of California or other similar provisions of any other applicable law (collectively, “Section 1542”), which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

The Executive understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

(c) Claims Not Released.

(i) This Release does not waive rights or claims under federal or state law that the Executive cannot waive by private agreement, including, but not limited to the Executive’s right to file a claim for unemployment benefits, worker’s compensation benefits, claims under the Fair Labor Standards Act, health insurance benefits under COBRA, or claims with regards to vested benefits under a retirement plan governed by ERISA. Further, Executive does not waive rights or claims with respect to his right to indemnification under California Labor Code § 2802 California Corporations Code §317, the Company’s bylaws, any indemnification agreement between the Company and Executive, or any other federal or state statute, law, regulation or provision that confers upon Executive a right to defense or indemnification arising out of the services he performed for the Company.

(ii) Nothing in this Agreement, including but not limited to this Section 5, shall be interpreted to mean or imply that Executive is waiving, or has waived, is releasing or has released, any claim (1) arising from any right or benefit arising under this Agreement, including but not limited to rights or benefits to be paid, vested or accrued after the date of this Agreement under the DSU Award Agreement, the SAR

Agreements, or the Sale Restriction Agreement; (2) otherwise arising as a result of a breach by the Company and/or any of its Affiliates or subsidiaries of this Agreement; (3) arising under federal or state law that Executive cannot waive by private agreement; (4) the Fair Labor Standards Act, health insurance benefits under COBRA, and/or the Employee Retirement Income Security Act of 1974, as amended.

(iii) Notwithstanding the foregoing, as a material inducement to Company entering into this Agreement, Executive asserts, warrants and represents that Executive is unaware of any claim which may exist which would give rise to a claim for relief under against the Company under this paragraph 5.

(d) Review and Revocation. In accordance with the Older Workers Benefit Protection Act, the Executive acknowledges and agrees this Agreement includes a waiver and release of all claims that the Executive has or may have under the ADEA. With respect to the release of claims under the ADEA, the Executive acknowledges that:

(i) This Agreement is written in a manner calculated to be understood by the Executive and the Executive understands it.

(ii) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii) This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv) The Executive is hereby advised to consult an attorney before signing this Agreement.

(v) The Executive has been granted twenty-one (21) days after receiving this Agreement to decide whether or not to sign this Agreement. If the Executive signs this Agreement prior to the expiration of the twenty-one (21) day period, the Executive does so voluntarily and after having had the opportunity to consult with an attorney, and the Executive hereby waives the remainder of the twenty-one (21) day period.

(vi) The Executive has the right to revoke this Agreement within seven (7) days of signing this Agreement, and this Agreement shall not be enforceable or effective until the eighth (8th) day after he signs this Agreement (the “Effective Date”).

(vii) In the event this Agreement is revoked, this Agreement will be null and void in its entirety, and the Executive will not be entitled to the benefits provided in Section 4 of this Agreement. If the Executive wishes to revoke this Agreement, the Executive must deliver written notice stating his intent to revoke this Agreement to Bob Kennis, the Company’s General Counsel, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signed this Agreement.

6. No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Executive or the Company of any liability, wrongdoing, or violation of law.

7. No Future Actions. To the extent permitted by law, the Executive agrees that the Executive shall not encourage, cooperate in, or initiate any suit or action of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his employment with the Company. The Executive represents that he has not, to date, initiated (or caused to be initiated) any such suit or action.

The Executive agrees that if he, or anyone purporting to act on his behalf or under any assignment of claims from the Executive, hereafter commences any suit arising out of, based upon, or relating to any of the claims released by the Agreement or in any manner asserts against the Company and/or its Affiliates, any of the claims released hereunder, then, to the maximum extent permitted by law, the Executive will pay to the Company and/or its Affiliates, as applicable, in addition to any other damages caused to them thereby, all attorneys’ fees incurred by the Company and/or its Affiliates, as applicable, in defending or otherwise responding to said suit or claim.

The foregoing shall not apply if the Executive is required to participate by legal process or other requirement of applicable law, provided that the Executive gives the Company notice if legal process is served on the Executive; or to any challenge by the Executive to the validity of any release herein of ADEA claims or to any to suit or action brought by the Executive to assert such a challenge.

Additionally, nothing in this Agreement precludes the Executive from participating in any investigation or proceeding before any federal or state agency, or governmental body, including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, and/or the Department of Justice. However, while the Executive may file a charge, provide information, or participate in any investigation or proceeding, by signing this Agreement, the Executive, to the maximum extent permitted by law, waives any right to bring a lawsuit against the Company, and waives any right to any individual monetary recovery in any such proceeding or lawsuit or in any proceeding brought based on any communication by the Executive to any federal, state or local government agency or department.

8. Cooperation with the Company. In addition, the Executive shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, the Executive’s employment with the Company or its predecessors or affiliates for which the Company requests the Executive’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with the Executive’s other material business and personal obligations and commitments.

9. Confidential Information. To the maximum extent permitted by law, the Executive shall not, without the Company’s written consent by an authorized representative, at any time prior or subsequent to the execution of this Agreement, disclose, use, remove or copy any Confidential Information, trade secret or proprietary information he acquired during the course of his employment and affiliation with the Company. “Confidential Information,” for purposes of this Agreement, includes any oral, written and/or electronic information not previously published or generally available in the public domain. Confidential Information, trade secrets and proprietary information includes without limitation, any technical, actuarial, economic, financial, procurement, provider, enrollee, customer, underwriting, contractual, managerial, marketing, strategic planning or other information of any type regarding the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain. The Executive also agrees that he shall not without the Company’s written consent by an authorized representative, directly or indirectly use the Company’s Confidential Information, trade secrets and proprietary information, including but not limited to customer lists, to solicit business of any customers of the Company (other than on behalf of the Company). The Executive acknowledges and agrees that any “Invention,” including without limitation, any developments or discoveries by the Executive during the course of his employment with the Company through the date of execution of this Release resulting in patents, lists of customers, trade secrets, specialized know-how or other intellectual property useful in the then-current business of the Company and any original works of authority are the property of the Company and shall be used for the sole benefit of the Company. If not previously assigned to the Company, the Executive hereby assigns ownership of any and all Inventions to the Company, provided, however, that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code section 2870, which provides as follows.

“(a)

Any provision in an employment agreement which provides that an the Executive shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the Executive developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the Executive for the employer.

(b)

To the extent a provision in an employment agreement purports to require an the Executive to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

This provision shall supplement, but not limit or supersede any other agreement between the Executive and the Company concerning any Confidential Information or other intellectual property.

10. Return of Property. The Executive agrees that, promptly upon completion of the Consulting Period, he shall return to the Company any and all Company property in Executive’s possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and/or you have returned or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in Executive’s personal computer, USB drives or in a cloud environment).

11. Opportunity to Consult with Counsel. The Executive acknowledges that he has had an opportunity to consult with and be represented by counsel of the Executive’s choosing in the review of this Agreement, that Executive has been advised by the Company to do so, that the Executive is fully aware of the contents of the Agreement and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, and that the Executive enters into this Agreement freely, without duress or coercion, and based on the Executive’s own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

12. Non-Disparagement. The Executive agrees not to disparage the Company or to do anything in a manner likely to portray the Company, its services, products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its shareholders, officers, directors, employees, agents, lawyers, advisors, partners, affiliates, consultants, products, services, formulae, business practices, corporate structure or organization, and marketing methods. The Company, limited to its current executive officers and directors, for so long as such executive officer is an employee of the Company or director remains as a director of the Company, agrees to instruct such officers and directors to not make any oral or written public statements disparaging Executive. The parties agree that the provisions of this Paragraph 12 are material terms of this Agreement. Nothing herein shall in any way prohibit the Company from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive.

13. No Reemployment. The Executive acknowledge that the Executive will have no right to employment with the Company after the Retirement Date and that the Executive shall not apply for reemployment with the Company after the Retirement Date.

14. Section 409A. The Executive and the Company intend that all payments made under this Agreement are exempt from, or compliant with, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or to comply. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A.

15. Entire Agreement. The Executive agrees that the Sale Restriction Agreement, the DSU Award Agreement, and the SAR Agreements will continue to govern your rights thereunder, including, without limitation, any vesting or payment acceleration provisions application upon a change in control or otherwise, as set forth therein, except to the extent modified pursuant to this Agreement (as so modified, the “Modified Compensation Agreements”). Further, the Executive agrees that except for the Modified Compensation Agreements and the Consulting Confidentiality Agreement, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between the Executive and the Company or any affiliate of the Company. The Executive and the Company agree that this Agreement constitutes the entire agreement between the Executive and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by the Executive and a duly authorized officer of the Company.

16. Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Any dispute hereunder shall be filed and adjudicated in the appropriate federal or state court in Los Angeles County, California.

17. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

18. Reformation. In the event any part, term or provision herein is not enforceable including because its geographic scope, length or subject matter is determined to be excessive, then such part, term or provision shall be reformed to the minimum extent necessary to make such part, term or provision enforceable.

19. Headings. The headings of the Sections of this Agreement are provided for convenience only. They do not alter or limit, in any way, the text of any Section of this Agreement.

20. Survival. The provisions of this Agreement that are intended, by their nature, to survive the expiration or termination of this Agreement, shall so survive such expiration or termination.

21. Attorney’s Fees. In the event of litigation between the parties regarding their respective obligations under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fee and court costs incurred in connection with such litigation.

22. Execution in Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

23.	Execution Deadline.

(a) You have until 5:00 p.m. PT on                 , 2018 (the “Release Deadline”) to accept the terms of this Agreement, which provide you with twenty-one (21) days to review the Agreement. The Executive acknowledges that this Agreement does not apply to any new claims that may arise after this Agreement is executed by the Executive.

(b) If the Agreement does not become effective and irrevocable by the 8th day following the Release Deadline, the Executive will forfeit any right to benefits under this Agreement.

To accept this Agreement, please sign and date this Agreement and return it to Bob Kennis. You have until 5:00 p.m. PT on                     , 2018 to review and consider this Agreement and to provide Bob Kennis with an executed copy thereof. Please indicate your agreement with the above terms by signing below.

Sincerely,

MARCUS & MILLICHAP, INC.

By: /s/ Hessam Nadji
(Signature)
Name: Hessam Nadji
Title: Chief Executive Officer

You have up to 21 days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have 7 days after you have signed this Agreement during which time you may revoke this Agreement. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to Bob Kennis, no later than the close of business on the 7th day after you sign this Agreement. Because of the revocation period, if you don’t revoke this Agreement, you understand that this Agreement shall not become effective or enforceable until the 8th day after the date you sign this Agreement (the “Effective Date”).

My agreement with the terms of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed /s/ William E. Hughes	Dated: Feb 8, 2018
William E. Hughes